All information in this Term Sheet, whether regarding assets backing any securities discussed herein or otherwise, will be superseded by the information contained in the final prospectus.	November 6, 2007

Preliminary Structural and Collateral Term Sheet
GSR Mortgage Loan Trust 2007-5F
GS Mortgage Securities Corp., Depositor
Mortgage Pass-Through Certificates, Series 2007-5F

Features of the Transaction		Key Terms
•	The senior certificates will be rated AAA by S&P and Fitch. The subordinate offered certificates will be rated by 2 of 3 rating agencies.	Issuer: GSR Mortgage Loan Trust 2007-5F Underwriter: Goldman, Sachs & Co. Master Servicer: Wells Fargo Bank, N.A.
•
The overall expected amount of credit support for the senior certificates is 3.50% +/- 0.50% for the Mortgage Loans in the form of subordination with a shifting interest structure and a five-year prepayment lockout.
Servicers: Avelo, National City, Suntrust Mortgage, and others Trustee: Citibank Securities Administrator: Wells Fargo Bank, N.A. Type of Issuance: Public
•	Collateral consists primarily of conventional fixed rate 30 year and 30 year interest only mortgage loans secured by first liens on one-to-four family residential properties.
Servicer Advancing: Yes, subject to recoverability
Compensating Interest: Yes, to the extent of one half of the applicable servicing fee for such Distribution Date
Legal Investment: The senior certificates are SMMEA eligible at settlement
Time Table		Interest Accrual: Prior calendar month for fixed rate bonds and
Expected Settlement:	November 30, 2007	25th to 24th for floating rate bonds
Cut-off Date:	November 1, 2007	Clean Up Call: 1% of the Cut-off Date principal balance of the
First Distribution Date:	December 26, 2007	Loans
Distribution Date:	25th or NBD of each month	ERISA Eligible: Underwriter’s exemption may apply to senior
certificates. However, prospective purchasers should consult their own counsel
Tax Treatment: REMIC; senior certificates are regular interests
Structure: Senior/Subordinate; shifting interest structure with a five-year prepayment lockout to subordinate certificates
Expected Subordination: 3.50% +/- 0.50%
Expected Rating Agencies: 2 of 3 - Moody’s, S&P and Fitch

Preliminary Collateral Information[1,2,3]
Total
Average Current Principal Balance of the Mortgage Loans in 000’s (+/- $50k):	$581
Gross Weighted Average Annual Mortgage Interest Rate (+/- 10 bps):	6.66%
Net Weighted Average Annual Mortgage Interest Rate (+/- 10 bps):	6.41%
Weighted Average Remaining Term To Maturity (Months) (+/- 4 months):	355
Weighted Average Seasoning (Months) (+/- 4 months):	4
Weighted Average Current Loan-To-Value Ratio (+/- 5%):	70%
Owner Occupied (+/- 5%):	92%
Single Family and PUD (+/-5%):	92%
FICO (+/-10):	749
California Concentration (+/- 5%):	39%
IO Loan Percentage (+/- 10%):	39%

1 The final collateral will be a subset of the mortgage loans used to determine the information under the Collateral Description.
2 Subject to change.
3. A certain number of Mortgage Loans in the Collateral Tracks may have been purchased pursuant to the Goldman Sachs residential mortgage conduit program.

The issuer has filed a registration statement (including prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

This term sheet is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this term sheet, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar term sheet relating to these securities.

This term sheet is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

Disclaimer:
IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES
The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

Goldman, Sachs & Co.	Prime Fixed	GSR 2007-5F
October 1st, 2007

Stats
As of Date:	20071001
Avg Prin Bal:	$580,885.20
Gross WAC:	6.6620
Net WAC:	6.4120
FICO:	749
Orig LTV:	70.14
Current LTV:	69.85
Comb Orig LTV:	74.18
WALA:	4.008
Orig Term:	359.438

Servicer	Percent
Avelo	24.478
Countrywide Home Loans, Inc	0.103
JP Morgan Chase Bank NA	0.046
National City	59.958
Suntrust Mortgage Inc	13.710
Wells Fargo Home Mortgage	1.706
Total:	100.000

Current Rate	Percent
5.250 - 5.499	1.986
5.500 - 5.749	1.594
5.750 - 5.999	3.577
6.000 - 6.249	2.809
6.250 - 6.499	18.457
6.500 - 6.749	22.926
6.750 - 6.999	27.494
7.000 - 7.249	10.375
7.250 - 7.499	4.834
7.500 - 7.749	3.130
7.750 - 7.999	2.076
8.000 - 8.249	0.376
8.250 - 8.499	0.077
8.500 - 8.749	0.072
8.750 - 8.999	0.217
Total:	100.000
min:	5.300
max:	8.750
wa:	6.662

IO flag	Percent
N	61.226
Y	38.774
Total:	100.000

Original Balance	Percent
0.01 - 50,000.00	0.018
50,000.01 - 100,000.00	0.228
100,000.01 - 150,000.00	0.389
150,000.01 - 200,000.00	0.503
200,000.01 - 250,000.00	0.862
250,000.01 - 275,000.00	0.722
275,000.01 - 350,000.00	2.101
350,000.01 - 400,000.00	1.661
400,000.01 - 450,000.00	5.713
450,000.01 - 500,000.00	12.501
500,000.01 - 550,000.00	12.517
550,000.01 - 600,000.00	9.609
600,000.01 - 750,000.00	20.679
750,000.01 - 850,000.00	7.746
850,000.01 - 950,000.00	7.134
950,000.01 - 1,000,000.00	7.191
1,000,000.01 - 1,250,000.00	2.837
1,250,000.01 - 1,500,000.00	3.287
1,500,000.01 - 1,750,000.00	1.143
1,750,000.01 - 2,000,000.00	2.861
2,000,000.01 - 2,250,000.00	0.298
Total:	100.000
min:	30,150.00
max:	2,170,000.00
avg:	586,022.34

Principal Balance	Percent
0.01 - 50,000.00	0.051
50,000.01 - 100,000.00	0.247
100,000.01 - 150,000.00	0.420
150,000.01 - 200,000.00	0.548
200,000.01 - 250,000.00	0.787
250,000.01 - 275,000.00	0.687
275,000.01 - 350,000.00	2.143
350,000.01 - 400,000.00	1.713
400,000.01 - 450,000.00	5.620
450,000.01 - 500,000.00	12.707
500,000.01 - 550,000.00	12.752
550,000.01 - 600,000.00	9.390
600,000.01 - 750,000.00	20.724
750,000.01 - 850,000.00	7.779
850,000.01 - 950,000.00	6.940
950,000.01 - 1,000,000.00	7.067
1,000,000.01 - 1,250,000.00	2.837
1,250,000.01 - 1,500,000.00	3.286
1,500,000.01 - 1,750,000.00	1.143
1,750,000.01 - 2,000,000.00	2.861
2,000,000.01 - 2,250,000.00	0.298
Total:	100.000
min:	4,020.00
max:	2,164,499.40
avg:	580,885.20

Silent	Percent
N	69.325
Y	30.675
Total:	100.000

States	Percent
CA	39.430
MD	7.031
VA	6.942
FL	6.337
TX	3.962
IL	3.823
AZ	3.443
GA	2.808
WA	2.793
CO	1.964
MA	1.896
NJ	1.717
Other	17.853
Total:	100.000

Original LTV	Percent
0.001 - 50.000	7.152
50.001 - 60.000	12.569
60.001 - 70.000	23.335
70.001 - 75.000	16.094
75.001 - 80.000	39.173
80.001 - 85.000	0.379
85.001 - 90.000	1.033
90.001 - 95.000	0.265
Total:	100.000
min:	10.559
max:	95.000
wa:	70.141

Current LTV	Percent
0.001 - 50.000	7.605
50.001 - 60.000	12.170
60.001 - 70.000	23.826
70.001 - 75.000	15.752
75.001 - 80.000	38.987
80.001 - 85.000	0.379
85.001 - 90.000	1.023
90.001 - 95.000	0.259
Total:	100.000
min:	0.201
max:	94.998
wa:	69.854

Combined Orig LTV	Percent
0.001 - 50.000	5.802
50.001 - 60.000	10.933
60.001 - 70.000	19.776
70.001 - 75.000	11.926
75.001 - 80.000	25.583
80.001 - 85.000	3.525
85.001 - 90.000	15.404
90.001 - 95.000	5.943
95.001 - 100.000	1.108
Total:	100.000
min:	10.559
max:	100.000
wa:	74.182

FICO	Percent
580 - 619	0.016
620 - 649	1.496
650 - 699	13.206
700 - 749	29.878
750 - 799	46.443
800 - 839	8.960
Total:	100.000
nzmin:	591
max:	820
nzwa:	749

Property Type	Percent
2-4 FAMILY	1.902
CONDO	5.704
PUD	22.001
SINGLE FAMILY	70.393
Total:	100.000

Occupancy Code	Percent
INVESTOR	0.966
OWNER OCCUPIED	92.452
SECOND HOME	6.582
Total:	100.000

Purpose	Percent
CASHOUT REFI	29.783
PURCHASE	46.464
RATE/TERM REFI	23.753
Total:	100.000

Documentation Type	Percent
FULL/ALT DOC	57.290
LIMITED DOC	4.463
NO RATIO	0.231
SISA	1.192
SIVA	36.824
Total:	100.000

DTI	Percent
<= 0.00	0.787
0.01 - 10.00	0.598
10.01 - 20.00	3.871
20.01 - 30.00	12.318
30.01 - 40.00	40.695
40.01 - 45.00	28.762
45.01 - 50.00	11.345
50.01 - 55.00	1.624
Total:	100.000
* Zero DTI values indicate non-stated income

This material has been prepared specifically for you by the Fixed Income Sales and Trading Department and is not the product of Fixed Income Research. This material contains indicative terms only. All material contained herein, including proposed terms and conditions are for discussion purposes only. Finalized terms and conditions are subject to further discussion and negotiation. This material is for your private information and we are not soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. Opinions expressed are our present opinions only, and any information or indications contained in this material are current as of the date appearing on this material only. The material is based upon information which we consider reliable, but we do not represent that it is accurate or complete, and it should not be relied upon as such. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected therein. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. Goldman Sachs shall have no liability, contingent or otherwise, to the user or to third parties, for the quality, accuracy, timeliness, continued availability or completeness of the data nor for any special, indirect, incidental or consequential damages which may be incurred or experienced because of the use of the data or calculations made available herein, even if Goldman Sachs has been advised of the possibility of such damages. Certain transactions, including those involving futures, options and high yield securities, give rise to substantial risk and are not suitable for all investors. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned therein or derivatives thereof (including options). Goldman Sachs does not provide accounting, tax or legal advice; such matters should be discussed with your advisors and or counsel. In addition, we mutually agree that, subject to applicable law, you may disclose any and all aspects of this material that are necessary to support any U.S. federal income tax benefits, without Goldman Sachs imposing any limitation of any kind. This material has been issued by Goldman, Sachs & Co. and has been approved by Goldman Sachs International, which is regulated by The Financial Services Authority, in connection with its distribution in the United Kingdom and by Goldman Sachs Canada in connection with its distribution in Canada. Further information on any of the securities, futures or options mentioned in this material may be obtained upon request and for this purpose persons in Italy should contact Goldman Sachs S.I.M. S.p.A. in Milan, or at its London branch office at 133 Fleet Street.